Exhibit 10.2

GUARANTY

This Guaranty is made as of April 10, 2026, by ALLIED GAMING & ENTERTAINMENT INC. (“Allied”) and YANGYANG LI (“Li,” and together with Allied, “Guarantors”) for the benefit of KNIGHTED PASTURES, LLC (“Holder”).

Guarantors have entered into a Term Sheet for Global Resolution with Holder as of April 10, 2026 (as amended, supplemented, restated, or otherwise modified from time to time, the “Global Resolution”).

The Global Resolution requires the execution and delivery of this Guaranty by Guarantors.

For and in consideration of the premises hereof and the sum of One Dollar ($1.00) and other good and valuable consideration paid to Guarantors by Holder, the receipt and sufficiency of which is hereby acknowledged, Guarantors hereby (jointly and severally) absolutely and unconditionally guarantee to Holder, its successors and permitted assigns, at all times the punctual payment, upon the schedule set forth below (as set forth in the Global Resolution), of Five Million Nine Hundred Thirty Six Thousand and Seven Hundred Thirty Eight and 36/100 Dollars ($5,936,738.36), representing that certain attorneys’ fee award granted by the Court of Chancery of the State of Delaware in the case of Knighted Pastures, LLC v. Li, et al., C.A. No. 2024-1155-JTL (the “Fee Award”), plus Interest and Additional Interest (as defined below):

Payment Due Date	Payment Amount
May 7, 2026	$1,000,000.00
June 30, 2026	$2,000,000.00
July 31, 2026	$2,936,738.36

Interest will accrue monthly on the Fee Award’s outstanding balance, beginning on April 8, 2026, at the rate of 8.75% per annum (“Interest”). If a Payment Amount is not paid in full by the Payment Due Date, interest will accrue on this remaining amount, compounded daily, on the full outstanding amount, at a rate of 10%, until the late payment is made (the “Additional Interest,” and together with the Fee Award and Interest, the “Obligations”).

Guarantors waive any and all defenses and discharges available to a party on account of its capacity as a surety, guarantor, accommodation, co-obligor, or similar role. Without limiting the generality of the foregoing, the liability of Guarantors under this Guaranty shall not be affected or impaired by any of the following acts or things (which Holder is expressly authorized to do, omit, or suffer from time to time, without consent or approval by or notice to Guarantors, subject to applicable law): (i) any modification of the Obligations or other contractual terms applicable to any of the Obligations or any amendment or modification of any of the terms or provisions of any agreement under which the Obligations or any part thereof arises; (ii) any waiver or indulgence granted to Guarantors, any delay or lack of diligence in the enforcement of the Obligations or any failure to institute proceedings, file a claim, give any required notices, or otherwise protect any of the Obligations; (iii) any full or partial release of, compromise or settlement with, or agreement not to sue, any other person liable in respect of any of the Obligations; (iv) any release, surrender, cancellation, or other discharge of any evidence of the Obligations or the acceptance of any instrument in renewal or substitution therefor; and (v) any manner, order, or method of application of any payments or credits upon the Obligations.

Guarantors waive any and all defenses, claims, setoffs, and discharges of Guarantors, or any other obligor, pertaining to the Obligations, except any defense which may be asserted by Guarantor under the Global Resolution. Without limiting the generality of the foregoing, Guarantors will not assert, plead, or enforce against Holder any defense of waiver, release, discharge, or disallowance in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, usury, illegality, or unenforceability which may be available to Guarantors or any other person liable in respect of any of the Obligations, or any setoff available against Holder to Guarantors or any other such person, whether or not on account of a related transaction. The liability of Guarantors shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale, or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting Guarantors or any of their respective assets.

This Guaranty is governed, construed, and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions. This Guaranty has been accepted by Holder in the State of Delaware. The Guarantors hereby consent to the jurisdiction of the Court of Chancery of the State of Delaware and the Superior Court in and for New Castle County, Delaware.

The terms, covenants, and conditions of or imposed upon Guarantors herein shall be binding upon the personal representatives, executors, estates, successors, and assigns of the Guarantors.

WITNESS the signature and seal of the Guarantors the 10th day of April, 2026.

WITNESS:	GUARANTOR:

ALLIED GAMING & ENTERTAINMENT, INC.

/s/ Yundan Xiao	By: /s/ Yangyang Li
Yundan Xiao	Title: CEO and Chairman

/s/ Yangyang Li
Yangyang Li, Guarantor